NEWS RELEASE

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY CLOSES FINANCING – SET TO BEGIN NORTH DAKOTA DEVELOPMENT PLAN

POST FALLS, Idaho. – December 14, 2009 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk” or the “Company”)) President Marshall Diamond-Goldberg is pleased to announce the closing of Jayhawk’s $1.5 million debenture financing with a number of institutional investors.

The debenture financing will allow the Company to proceed with its development program in its Crosby, Ratcliffe formation, oil pool located in Northwestern North Dakota, which the Company acquired in 2008 from JED Oil (USA).

The Company has conducted an extensive technical evaluation of the Crosby project, which appears to have abundant analogue pools across the border in Canada.  Exploiting these pools with vertical wells allows for maximum reservoir penetration as well as facilitating the implementation of a future water flood for enhanced recovery purposes.  This development strategy has been extremely successful in the many Canadian Ratcliffe formation pools.

With the recent increase in oil price and the Company’s strategy of selling its crude into the higher pricing environment of the Canadian market, JayHawk is confident that the proposed development program will achieve a high rate of return and significant incremental cash flow, while creating a short term payout of capital.  JayHawk’s large land position at Crosby is expected to yield more than 30 drilling locations.  The Company is poised to drill two wells through the remainder of 2009 with ten additional development locations in 2010 and a similar number in 2011 and 2012.

Mr. Diamond-Goldberg suggests that success with the first five wells in this development program at Crosby could easily triple the company’s net production in the area.  The Alpha debenture financing would be sufficient to fund the Company’s net costs for the first 4-5 wells of the proposed program. With rising oil prices and an improving economic outlook, this is the perfect time to begin this development program.  Lindsay Gorrill, CEO of JayHawk suggests that the growth potential of the Crosby play could result in a long term period of expansion for the Company.  This financing is the start of that expansion and production growth.  Cynergy Advisors LLC acted as advisor to JayHawk relative to this financing.  Cynergy provides investment banking services to public and private energy-focused and energy-related businesses.

About JayHawk Energy, Inc.

JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Marshall Diamond-Goldberg

(403) 617-2071

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.
Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.
This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.